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                               LAND O'LAKES, INC.
                        COOPERATIVE VALUE INCENTIVE PLAN



Land O'Lakes, Inc. (the "Company"), a Minnesota cooperative association, hereby amends and restates the Land O'Lakes, Inc. Cooperative Value Incentive Plan (the "Plan") in order to provide deferred compensation to certain key employees of the Company effective January 1, 2005. The Company has determined that it is in its interest to provide certain key employees with financial incentives to reward the employees for their performance and to encourage long-term commitment to employment with the Company. These financial incentive awards shall be determined under the terms of this Plan.

                                   ARTICLE 1
                                   DEFINITIONS

         Section 1.1 Definitions. When used in this document with initial capital letters, the following terms have the meanings indicated unless a different meaning is plainly required by the context:

         "Board of Directors" or "Board" means the Board of Directors of the Company.

         "Change in Control Event" means a change in ownership or change in effective control of a corporation or a change in control of a substantial portion of a corporation's assets as defined in proposed regulations under
Section 409A of the Code or subsequent Treasury Department guidance.

         "Change in Control Event with respect to the Participant" means a Change in Control Event that is considered to relate to a Participant because it relates to (a) the corporation for which the Participant is performing services at the time of the event, (b) the corporation that is liable for payments to the Participant under the Plan (or all such corporations if there are more than one), or (c) a corporation that is a majority shareholder of a corporation identified in (a) or (b), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b). For purposes of this definition, the corporation referred to in (a) must be the Company or a Related Employer and the corporation referred to in (b) must be the Company. For purposes of this definition, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

         "Disability" means a medically determinable physical or mental condition which is expected to result in death or to last for a continuous period of not less than 12 months and which renders a Participant unable to engage in any substantial gainful activity or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The existence or nonexistence of such Disability shall be established by the certificate of a medical doctor selected by or satisfactory to the Company.

         "Early Retirement" means a voluntary Termination of Service by a Participant on or after the date that will enable the Participant to be eligible to receive an early retirement benefit under the Land O'Lakes, Inc. Employee Retirement Plan (or would enable such a benefit if the Participant participated in that plan).


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         "Executive Committee" means the Executive Committee of the Board, to which the Board has delegated authority for administration of the Plan.

          "Normal Retirement" means a voluntary Termination of Service by a Participant on or after the date that will enable the Participant to be eligible to receive a normal retirement benefit under the Land O'Lakes, Inc. Employee Retirement Plan (or would enable such a benefit if the Participant participated in that plan).

         "Participant" means any employee or individual described in Section
2.1.

         "Participant's Beneficiary" has the meaning set forth in Section 6.3.

         "Plan" means the Land O'Lakes, Inc. Cooperative Value Incentive Plan, as set forth herein, including any amendments hereto, which is maintained by the Company primarily for the purpose of providing financial incentives for certain key employees.

         "Plan Year" means the calendar year.

         "Related Employer" means each entity that is treated as part of a single employer with the Company under Section 414 of the Code.

         "Retirement" means a voluntary Termination of Service by a Participant on or after the date that will enable the Participant to be eligible to receive an Early Retirement or Normal Retirement benefit under the Land O'Lakes, Inc. Employee Retirement Plan (or would enable such a benefit if the Participant participated in that plan).

         "Termination of Service" means that an employee has terminated employment with the Company and each Related Employer.

         "Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Company will determine whether such a severe financial hardship has taken place and may require that the Participant provide sufficient evidence to support such a determination.

          "Value Appreciation Right" means an award granted by the Company to a Participant under this Plan as described in Article 3.

         "Value of the VAR Unit" means the value of a VAR Unit determined under
Section 3.4.

         "VAR Unit" or "Value Appreciation Right Unit" means a performance unit used to describe and value the Value Appreciation Right benefits granted to Participants under the Plan.

                                   ARTICLE 2
                                  PARTICIPATION

         Section 2.1 Eligibility. The employees of the Company who are eligible to become Participants in the Plan are the Chief Executive Officer of the Company, officers of the Company who have attained the level of a Vice President or above, and any other employees of the Company who are designated by the Chief Executive Officer as eligible to become Participants in the Plan.


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                                   ARTICLE 3
                    NATURE OF VALUE APPRECIATION RIGHT AWARDS

Section 3.1       Description of Value Appreciation Right Awards.

                  (a) Annual Value Appreciation Right Awards will be made in the form of VAR Units all as further provided in this Plan. In general, a Participant will be granted a specified number of VAR Units with respect to a particular Plan Year. The Executive Committee shall be responsible for determining the amount of the annual Value Appreciation Right Award for the Chief Executive Officer. The Chief Executive Officer shall be responsible for determining the level and annual Value Appreciation Right Award for all other Participants (including those new employees of the Company who become Participants during a Plan
         Year). In general, the number of VAR Units granted to a Participant each year as a Value Appreciation Right Award shall be within the following guidelines:

         Level of Participant                    Value Appreciation Right Award
         --------------------                    ------------------------------
         Chief Executive Officer                 Amount determined by Executive
                                                 Committee
         Level 1 Officer                         Up to 5,250 VAR Units
         Level 2 Officer                         Up to 2,250 VAR Units
         Level 3 Officer                         Up to 1,000 VAR Units
         Level 4 Non-Officer                     Up to 1,000 VAR Units

                  (b) Notwithstanding the foregoing, the Chief Executive Officer may grant Value Appreciation Right Awards in excess of the amount set forth above. The Chief Executive Officer shall report annually to the Executive Committee with regard to the participating Participants and the Value Appreciation Right Awards made to each Participant under this Plan. The total of all Value Appreciation Right Awards granted to Participants for a given Plan Year shall not exceed 200,000 VAR Units.

                  (c) Any options that had been granted under the Plan as of December 31, 2004 or under the Land O'Lakes, Inc. California Cooperative Value Incentive Plan shall be converted to VAR Units under this Plan, effective as of January 1, 2005. The conversion shall be made by crediting each individual who was a participant under either plan on December 31, 2004 with a number of VAR Units equal to the number of units that were available to be acquired by the Participant pursuant to the grant of such options.

         Section 3.2 Vesting of Value Appreciation Right Awards. VAR Units granted under Section 3.1 shall vest over four (4) years with the first 25% of the VAR Units to be vested on December 31 of the Plan Year in which the Value Appreciation Right Award is made, and the remaining 75% of the VAR Units vesting in 25% increments on December 31 of the three (3) succeeding years. A VAR Unit credited under Section 3.1(c) shall vest as if it had been granted in the year that an option was granted with respect to which the credit was made. Notwithstanding the foregoing, in the event a Participant's employment status with the Company changes, the special vesting rules set forth in Article 5 shall apply.

         Section 3.3 Participant Accounts. At the time a grant of VAR Units is first made to a Participant, the Company shall establish an "account" under the Plan in the name of the Participant to reflect the number of VAR Units held for such Participant.


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         Section 3.4 Valuation of VAR Units.

                  (a) The value of a VAR Unit granted under the Plan, referred to in the Plan as the Value of the VAR Unit, shall be the difference between a "current price" with respect to that VAR Unit and a "grant price" with respect to that VAR Unit, but shall not be less than zero. The "grant price" with respect to a VAR Unit shall be the current price with respect to that VAR Unit as of December 31 of the year immediately preceding the year for which the Value Appreciation Right Award is granted. The "current price" with respect to a VAR Unit shall be determined on that date and on the December 31 of each subsequent year before the year in which distribution is completed with respect to that VAR Unit or the VAR Unit expires. The initial Value of the VAR Unit at time of grant shall be zero because the current price and grant price with respect to the VAR Unit are the same at the time of grant. An annual valuation of VAR Units shall be made as of December 31 of each year and shall be used to establish the Value of the VAR Unit with respect to which a distribution will be made in the following year, as further provided in Articles 4 and 5.

                  (b) The "current price" with respect to a VAR Unit shall be determined in accordance with the following formula:

         Enterprise Value:       8 x 5-Year Average EBIT
                                 (Earnings Before Interest and Taxes)

         Less:                   5-Year Average Long-Term
                                 Debt and Capital Securities

         Plus:                   5-Year Average Cash to Members
                                 (Patronage Plus Equity Redemption)

         Equals:                 Total Equity Value

         Divided By:             10-Million

         Equals:                 Current Price per VAR Unit

                  (c) Each option to acquire units that existed under the Plan prior to this restatement and options under the Land O'Lakes, Inc. California Cooperative Value Incentive Plan have been converted to VAR Units under the Plan as provided in Section 3.1(c). The Value of the VAR Unit credited to a Participant on account of such an option shall be determined under this section as if the VAR Unit had been granted in the year that such option was granted to the Participant.

                  (d) After 4 years have passed from the date that a VAR Unit has been granted to a Participant, including the year of the grant, the Participant may elect pursuant to a process established by the Company to have the VAR Unit valued in a different manner permitted by this subsection. Such an election will only be effective for calendar years that follow the year during which the election is made. If such an election is made, the Value of the VAR Unit will be determined on December 31 of the calendar year preceding the year in which that election is effective, using the method provided in the prior provisions of this section. Subsequent to that date, the Value of the VAR Unit will be determined by increasing the Value of the VAR Unit determined on that December 31


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         by a specified interest rate. That rate shall be set by the Company at the beginning of each calendar year for purposes of determining the Value of the VAR Unit on the next December 31. If no rate is specified at the beginning of a calendar year, the Company may set the rate at a later time or choose to apply the rate used for the prior calendar year.

                  (e) Except for VAR Units described in Section 3.4(c), beginning in the calendar year following the tenth year after grant of a VAR Unit, including the year of the grant, the Value of the VAR Unit will be determined by increasing the Value of the VAR Unit determined on December 31 of that tenth year by a specified interest rate. That rate shall be the same for a calendar year as the rate specified in
         Section 3.4(d) for that year. Notwithstanding those requirements, if a Participant's Termination of Service occurs on account of the Participant's Disability or Retirement, then the valuation method described in the provisions before this Subsection (e) shall not be used later than through the second calendar year following the calendar year in which that Termination of Service occurs and thereafter shall be determined by increasing the Value of the VAR Unit determined on December 31 of that second calendar year by the specified interest rate described earlier in this Subsection (e).

                  (f) Notwithstanding Subsection (e) above, in the case of VAR Units described in Section 3.4(c), the valuation method described in the provisions before Subsection (e) above shall apply through at least the December 31 immediately preceding the calendar year in which the Participant incurs a Termination of Service. Further, notwithstanding Subsection (e) above, in the case of VAR Units described in Section 3.4(c), if that Termination of Service occurs on account of the Participant's Disability or Retirement, then such valuation method shall be used through the second calendar year following the calendar year in which that Termination of Service occurs and thereafter shall be determined by increasing the Value of the VAR Unit determined on December 31 of that second calendar year by the specified interest rate described in Subsection (e). Also, notwithstanding Subsection (e) above, in the case of VAR Units described in Section 3.4(c), if that Termination of Service occurs on account of the Participant's death, then the valuation method described in the provisions before Subsection
         (e) above shall be used through the end of the calendar year preceding the date of that death.


                                   ARTICLE 4
                                  DISTRIBUTIONS

         Section 4.1 Distribution Requirements.

                  (a) The value of any VAR Unit may not be distributed until that VAR Unit is vested as provided in Section 3.2.

                  (b) Except as otherwise provided in Section 4.3, distributions shall be made in February of a calendar year. Distribution of the value of any VAR Unit acquired by a Participant shall be made during a specific February elected by the Participant or otherwise specified under Section 4.3, or at any other time specified in Section 4.3. If distribution is to be made during a specific February, but administrative matters prevent distribution during that February, then that distribution will be made as soon as administratively feasible after that February.


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                  (c) Payment to or on behalf of a Participant with regard to a
         VAR Unit shall be made in a single sum.

                  (d) Elections under this article shall be made on forms and pursuant to rules established by the Company.

                  (e) Upon full payment to the Participant of the Value of the VAR Unit, the Participant shall have no further interest in the VAR Unit for which the Participant has received that payment, and the Participant shall have no further right to any increase in the value of that VAR Unit.

                  (f) The Company shall have the right to deduct any federal or state taxes required by law to be withheld from all distributions made pursuant to the Plan.

         Section 4.2 Time of Distribution Election.

                  (a) A Participant's election regarding the time of distribution with respect to a VAR Unit shall be made before the calendar year that the VAR Unit is granted. However, in the first year that a Participant becomes eligible to participate in the Plan, such election may be made within 30 days after the date the Participant becomes eligible to participate in the Plan and before grants are made to the Participant under this Plan.

                  (b) Notwithstanding Subsection (a), during calendar year 2006, a Participant may make an election regarding the time of distribution with respect to VAR Units granted during 2005 and 2006, which must be after 2006. This right shall also apply to VAR Units credited during 2005 under Section 3.1(c) to replace options that had been granted under the Plan or another plan prior to 2005. Such election must be made prior to a Participant's Termination of Service in 2006.

         Section 4.3 Distribution Timing Options.

                  (a) A Participant may elect to have distribution with respect to a VAR Unit that is scheduled to vest in a particular calendar year made on or about a specified date in a February for which such distribution is permitted under the Plan. A Participant may not elect a date later than a date in February of the first calendar year following the Participant's earliest possible Normal Retirement date. If a Participant makes this election, that distribution will be made on or about that date to the Participant, unless the Participant dies prior to that date or incurs a Termination of Service prior to that date and prior to the Participant's earliest possible Retirement date. In the event of such a death or Termination of Service, distribution will be made within or as soon as administratively feasible after 90 days following the earlier of such death or Termination of Service. A separate such election may be made that will apply in the event of the Participant's Disability. The same rules apply to that election, except that the elected time of distribution will not be accelerated in the event of the Participant's Termination of Service on account of or subsequent to the Participant's incurring a Disability.

                  (b) Alternatively, a Participant may elect (including by not electing a specified date under Subsection (a) above) to have distribution with respect to a VAR Unit that is scheduled to vest in a particular calendar year be made subsequent to the earliest to occur of the following: (1) the Participant's Termination of Service after


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         reaching the Participant's earliest possible Retirement date, (2) the
         Participant's Disability, (3) the Participant's Termination of Service (other than on account of incurring a Disability) before the Participant's earliest possible Retirement date or (4) the Participant's death. In the case of the Participant's Disability or Termination of Service after reaching the Participant's earliest possible Retirement date, distribution will be made during the February following the event for which distribution is made. In the case of the Participant's death or Termination of Service (other than on account of incurring a Disability) before the Participant's earliest possible Retirement date, distribution will be made within or as soon as administratively possible after 90 days following the event for which distribution is made.

                  (c) If a Participant doesn't make an election under Subsection
         (a) or Subsection (b) with respect to a VAR Unit granted to the Participant, then distribution of the value of such VAR Unit will be made as if the Participant made an election under Subsection (b).

                  (d) A Participant may make a second election to have distribution with respect to a VAR Unit granted to the Participant made on a specified date in a February at least five years after the Participant's Termination of Service, or the specified date for commencement of distribution with respect to that VAR Unit if the Participant has previously elected such a specified date under this section. Such election shall not be effective in the event of the Participant's death or of the Participant's Termination of Service prior to Retirement. The election must be made at least one year prior to that Termination of Service, or specified date, for it to be effective. A Participant may also make a second election regarding the time of distribution on account of Disability. The election must be made at least one year prior to such event for it to be effective. If such an election is effective, a five-year delay is not required but the elected time of distribution must be otherwise consistent with this
         Article IV. If a Participant makes a second election under this Subsection (d), the Participant may not elect a payment later than a date in February of the first calendar year following the Participant's earliest possible Normal Retirement date.

                  (e) Except if a Participant dies or incurs a Termination of Service prior to Retirement, no distribution will be made under the Plan in 2006.

         Section 4.4 Distribution Form and Date of Determination of Value.

                  (a) Distribution to a Participant under the Plan with respect to a VAR Unit shall be made in a lump sum payment of cash equal to the then Value of the VAR Unit.

                  (b) Generally, the Value of the VAR Unit that will be distributed will be its Value on the December 31 prior to the date of distribution. However, in the case of a Participant's Termination of Service prior to Retirement or the Participant's death, the Value of the VAR Unit that will be distributed will be its Value on the December 31 prior to the date of that event.


                                       7
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                                   ARTICLE 5
                           CHANGE IN EMPLOYMENT STATUS

         Section 5.1 Termination of Employment. In the event a Participant's Termination of Service occurs for any reason, except death, Disability, or Retirement, the Participant shall cease to be a Participant in the Plan as of the date of that Termination of Service, except as otherwise provided in this Section. Upon such Termination of Service:

                  (a) Any unvested VAR Units held in the name of the Participant shall be forfeited as of the date of the Termination of Service.

                  (b) The value of any vested VAR Units held in the name of the Participant shall be distributed in accordance with the procedure set forth in Article IV.

         Section 5.2 Retirement. In the event a Participant's Termination of Service occurs as a result of the Participant's Retirement, the Participant shall cease to be a Participant in the Plan as of the date of Retirement, except as otherwise provided in this Section. Upon such Termination of Service:

                  (a) Any Value Appreciation Right Award made with respect to the year of Retirement shall be prorated to the Retirement date.

                  (b) In the event that a Participant's Termination of Service results from Normal Retirement or Early Retirement, any unvested VAR Units will vest.

                  (c) The valuation of the VAR Units and distribution to the Participant shall occur as set forth in Sections 3.4 and Article IV, respectively.

         Section 5.3 Disability. In the event that a Participant's employment status with the Company has changed as a result of Participant's Disability, the Participant shall cease to be a Participant in the Plan as of the date of such status change, except as otherwise provided in this Section. Upon such status change:

                  (a) Any Value Appreciation Right Award made with respect to the year of the status change shall be prorated.

                  (b) In the event that a Participant's Termination of Service results from a Disability, any unvested VAR Units will vest.

                  (c) The valuation of the VAR Units and distribution to the Participant shall occur as set forth in Sections 3.4 and Article IV, respectively.

                  (d) If a Participant returns to employment by a Participating Employer or a Related Employer after incurring a Disability, any distributions on account of that Disability will cease.

         Section 5.4 Death. Upon Participant's death:

                  (a) Any unvested VAR Units held in the name of the deceased Participant shall be forfeited as of the date of death.

                  (b) Any VAR Units held in name of the deceased Participant must be distributed on behalf of the Participant as provided in Article IV and the valuation of the


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         VAR Units shall occur as set forth in Section 3.4. Distribution will be made to the Participant's Beneficiary.

                                   ARTICLE 6
                               NON-TRANSFERABILITY

         Section 6.1 Anti-alienation of VAR Units. VAR Units granted to a Participant and any rights and privileges pertaining thereto may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         Section 6.2 Incompetent Participants. If any Participant has been declared incompetent and a conservator or other person legally charged with the care of such Participant or of his or her estate has been appointed, any distribution under the Plan to which the Participant is entitled shall be paid to such conservator or other person legally charged with the care of the Participant or his or her estate. Except as provided above, when the Company has determined that a Participant is unable to manage his or her affairs, the Company may provide for such distribution or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such Participant. Any such distribution shall be a payment for the account of such Participant and a complete discharge of any liability of the Company and the Plan therefor.

         Section 6.3 Designated Beneficiary. In the event of a Participant's death prior to the distribution of any amounts payable under the Plan, the payment of any amounts on behalf of the Participant under the Plan shall be made to the Participant's Beneficiary designated on a form provided to the Participant by the Company (the "Participant's Beneficiary"). If no such beneficiary has been designated, payments shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant's will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death of such deceased Participant, then to such persons as, at the date of the Participant's death, would be entitled to share in the distribution of such deceased Participant's personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

                                   ARTICLE 7
                           ADMINISTRATION OF THE PLAN

         Section 7.1 Administrator. The administrator and named fiduciary of the Plan shall be the Company.

         Section 7.2 Authority of Administrator. The Company shall have authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to temporarily suspend the Plan, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which the value of any Value Appreciation Right Awards that may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and dispersing payments hereunder. The Company's determinations, interpretations, regulations and calculations shall be final and binding on all persons and parties concerned. The Chief Executive Officer of the Company shall be the agent of the Plan for the service of legal process in accordance with Section 502 of the Employee Retirement Income Security Act of 1974, as amended.


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


         Section 7.3 Operation of Plan. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company shall be responsible for the expenses incurred in the administration of the Plan. The Company shall also be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The procedures for filing claims for payments under the Plan are described below.

         Section 7.4 Claims Procedures.

                  (a) It is the intent of the Company to make distributions under the Plan without the Participant having to complete or submit any claims forms other than notices contemplated by the Plan. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for such payment in writing to the Company. Any claim must be made by the Participant or his or her beneficiary in writing and state the claimant's name and the nature of the payment to be made under the Plan on a form acceptable to the Company. If for any reason a claim under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent provisions under the Plan on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner reasonably understandable to the claimant. For this purpose: (i) the claimant's claim shall be deemed to be filed when presented orally or in writing to the Claims Manager and (ii) the Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

                  (b) The claimant shall have 60 days following his or her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may review pertinent documents and submit written issues and comments.

                  (c) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of the claimant's claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner reasonably understandable to the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Section 7.4.

                  (d) For claims procedures purposes, the "Claims Manager" shall be the Company.

         Section 7.5 Participant's Address. Each Participant shall keep the Company informed of his or her current address and the current address of his or her beneficiary. The Company shall not be obligated to search for any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one (1) additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, the Company is unable to locate any designated beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefits shall be irrevocably forfeited.

         Section 7.6 Liability. Notwithstanding any of the provisions of the Plan to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

                                   ARTICLE 8
                            MISCELLANEOUS PROVISIONS

         Section 8.1 No Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

         Section 8.2 Unfunded and Unsecured. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Any funds with respect to payment to be made hereunder shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of the Company's bankruptcy (when the Company is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when the Company is unable to pay its debts as they mature). No Participant or any other person shall have any interests in any particular assets of the Company by reason of the right to receive a benefit under the Plan and to the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make payments to the Participants in the future. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in any trust or the assets of the Company will be sufficient to pay any benefit hereunder. Furthermore, no Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

         Section 8.3 Plan Provisions. Except when otherwise required by the context, any singular terminology shall include the plural.

         Section 8.4 Severability. If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         Section 8.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Minnesota shall apply with respect to this Plan.

         Section 8.6 Successor to Company. In the event there is a successor or assignee to or of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all (at least 85% of the assets or the common stock) of the Company, the Company, in its sole discretion, may either cash out or require such successor or assignee to assume and agree to perform the Company's obligations under the Plan, in the same manner and


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


to the same extent that the Company would be required to perform if no such succession or assignment had occurred or terminate the Plan pursuant to the provisions of Article 10. If a successor or assignee assumes the Plan pursuant to this Section 8.6, the term "Company," as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the Company which by reason hereof becomes bound by the terms and provisions of the Plan.

         Section 8.7 Authority of CEO. Except in cases where the responsibilities are reserved to the Board or Executive Committee under this Plan, the Chief Executive Officer of the Company (or his designee) may act on behalf of the Company under this Plan.

                                    ARTICLE 9
                                    AMENDMENT

The Company reserves the power to alter, amend or wholly revise or terminate the Plan at any time and from time to time by the action of the Board and the interest of each Participant is subject to the powers so reserved. An amendment shall be authorized by the Board or Executive Committee and shall be stated in an instrument in writing signed in the name of the Company by a person or persons authorized by the Board. After the instrument has been so executed, the Plan shall be effectively amended in the manner therein set forth, and all Participants shall be bound thereby. No amendment to the Plan may alter, impair, or reduce the methodology for valuation of Value Appreciation Rights (VAR Units) of Participants that have been awarded under the Plan prior to the effective date of such amendment without the written consent of the affected Participants. However, if the Company determines that an event has occurred that substantially changes the relationship between the value measured under Section 3.4 and the value of the Company, such as a major merger, the Company may modify such methodology as it determines to be appropriate in order to limit such a change. Such modification may include a modification of the number of VAR Units held under the Plan on behalf of each Participant. However, the modification shall not reduce the total value of the VAR Units held in the name of a Participant below such value prior to such event.

                                   ARTICLE 10
                               TERMINATION OF PLAN

         Section 10.1 Power to Terminate and Consequences of Termination of the Plan. The Company may at any time terminate the Plan by action of the Board. No further Value Appreciation Right Awards will be granted after the date of termination of the Plan. The termination of the Plan shall not reduce alter, impair, or reduce the methodology for valuation of Value Appreciation Rights (VAR Units) of Participants that have been awarded prior to the effective date of such termination, without the written consent of the affected Participant. Upon such termination, all unvested VAR Units shall immediately vest. Thereafter, the Company shall distribute the value of all VAR Units held in the name of Participants and the Participants shall have no further rights or benefits under the Plan after that distribution is complete. The valuation of VAR Units so distributed and the distribution to the Participants shall occur as set forth in Sections 3.4 and Article IV, respectively.

         Section 10.2 Options to Accelerate Distribution.

                  (a) The Company may elect to make lump sum distributions of the value of all VAR Units held in the names of Participants if it elects to terminate the Plan and make those distributions within twelve
         (12) months of a Change in Control Event that is a Change in Control Event with respect to the Participant for each Participant.


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



                  (b) The Company may elect to make lump sum distributions of the value of all VAR Units held in the names of Participants if it elects to terminate the Plan and make those distributions subsequent to 12 months after and within 24 months of that termination provided that:

                  (1) All arrangements sponsored by a Participating Employer or Related Employer that would be aggregated with this Plan under
                  Section 1.409A-1(c) of Proposed Treasury Regulations (or successor regulations), if Participants participated in those arrangements, are terminated; and

                  (2) The Company does not adopt a new arrangement that would have been aggregated with the Plan under those regulations (had the Plan continued), if Participants participated under that arrangement and the Plan, at any time within five years following the date of termination of the Plan.

         Notwithstanding the prior provisions of this Subsection (b), if those elections are made under this Subsection (b), payments to Participants that would have been made before such 12 month period shall be made as if those elections had not been made.

In Witness Whereof, this restatement is effective as of _________________, 2005.



                                                   LAND O'LAKES

                                                   BY:  ________________________

                                                   TITLE: ______________________



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